FOR IMMEDIATE RELEASE	CONTACT: Eric Amig
February 8, 2019	(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2018 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2018.  In the fourth quarter of 2018, the FHLBNY earned $122.7 million in net income, a decrease of $22.5 million, or 15.5 percent, from net income of $145.2 million for the fourth quarter of 2017, primarily driven by lower advances balances during the period.  Return on average equity (“ROE”) for the fourth quarter of 2018 was 6.46 percent, compared to ROE of 7.51 percent for the fourth quarter of 2017.  The FHLBNY’s net income for 2018 was $560.5 million, an increase of $81.0 million, or 16.9 percent, from net income of $479.5 million for 2017. During 2017, the FHLBNY recorded a one-time charge of $70 million to settle all claims related to the 2008 Lehman Brothers bankruptcy. The FHLBNY’s ROE for 2018 was 7.20 percent, compared to ROE of 6.30 percent for 2017.

“Our strategy and our commitment to focusing on our members served us well throughout 2018, producing very strong results for our cooperative for both the fourth quarter of 2018 and the full year,” said José R. González, president and CEO of the FHLBNY. “In 2018, we remained a trusted partner for our members, providing the daily liquidity to support their ability to meet the needs of their customers and communities. Our strong performance throughout the year not only provides us with the opportunity to make a significant contribution to these communities through our Affordable Housing Program, but also positions our cooperative to continue to serve as a stable and reliable source of funding for our members in 2019.”

As of December 31, 2018, total assets were $144.4 billion, a decrease of $14.5 billion, or 9.1 percent, from total assets of $158.9 billion as of December 31, 2017. The decrease in total assets was primarily the result of a decrease in advances during the period. As of December 31, 2018, advances were $105.2 billion, a decrease of $17.2 billion, or 14.1 percent, from $122.4 billion as of December 31, 2017. Both the advances and total assets amounts at year-end 2017 were at record amounts for the FHLBNY.

As of December 31, 2018, total capital was $7.7 billion, a decrease of $0.5 billion from total capital of $8.2 billion at December 31, 2017. The FHLBNY’s retained earnings increased during 2018 by $147.8 million to $1.7 billion as of December 31, 2018, of which approximately $1.1 billion is unrestricted retained earnings and $591.3 million is restricted retained earnings. At December 31, 2018, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $62.4 million from its 2018 earnings for its Affordable Housing Program, an increase of $9.0 million, or 16.8 percent, from the Affordable Housing Program allocation in 2017.

The FHLBNY will publish its 2018 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 21, 2019.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of December 31, 2018, the FHLB of New York serves 324 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.